     As filed with the Securities and Exchange Commission on March 10, 2003

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------
                                ENERGYSOUTH, INC.
             (Exact name of registrant as specified in its charter)
--------------------------------------------------------------------------------

        ALABAMA                                        58-2358943
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                               2828 Dauphin Street
                              Mobile, Alabama 36606
                                 (251) 450-4774

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            2003 STOCK OPTION PLAN OF
                                ENERGYSOUTH, INC.
                            (full title of the Plan)

                                  JOHN S. DAVIS
                                    President
                               2828 Dauphin Street
                              Mobile, Alabama 36606
                            Telephone: (251) 450-4774
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
--------------------------------------------------------------------------------
                        Copies of all communications to:

                                E. B. PEEBLES III
                              Armbrecht Jackson LLP
                         63 S. Royal Street, Suite 1300
                              Mobile, Alabama 36602
                                 (251) 405-1300

                         CALCULATION OF REGISTRATION FEE

Title of each                                   Proposed maximum         Proposed maximum
class of securities      Amount to be           offering price           aggregate offering             Amount of registration
to be registered         registered (1)         per share(2)             price (2)                      fee (2)
Common Stock, $.01       350,000 shares             $26.03                  $9,110,500                        $737.04
par value

(1) Represents shares of Common Stock issuable pursuant to the 2003 Stock Option Plan of EnergySouth, Inc. (the "Plan"). Also includes an indeterminable number of shares that might become issuable pursuant to antidilution adjustment provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee; in accordance with Rule 457(c), calculated on the basis of average of high and low prices for shares of common stock, $.01 par value per share, of EnergySouth, Inc. on the NASDAQ National Market on March 7, 2003.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         A form of prospectus meeting the requirements of Part I of Form S-8 and containing the statement required by Item 2 of Form S-8 has been prepared. Such form of prospectus is not included in this Registration Statement but will be delivered to all participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         (a) the Registrant's latest Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

         (b) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since September 30, 2002;

         (c) the Registrant's definitive proxy statement filed pursuant to
Section 14 of the Exchange Act in connection with the Registrant's January 31, 2003 annual meeting of shareholders; and

         (d) the description of the Registrant's $.01 par value common stock contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4: DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5: INTERESTS OF NAMED EXPERTS AND COUNSEL

         Certain legal matters with respect to the Plan and in connection with the issuance of Common Stock pursuant thereto have been passed upon for the Registrant by Armbrecht Jackson LLP. Members of such law firm who participated in the representation of the Registrant in connection therewith and their spouses beneficially owned 20,937.5 shares of Common Stock as of February 14, 2003.

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                                       (a)

         Sections 10-2B-8.51 et seq. of the Alabama Code provide that the Registrant may indemnify a director or officer as follows:

         Section 10-2B-8.51. Authority to indemnify.

         (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

                  (1) The individual conducted himself or herself in good faith; and

                  (2) The individual reasonably believed:

                           (i) In the case of conduct in his or her official capacity with the corporation, that the conduct was in its best interests; and

                           (ii) In all other cases, that the conduct was at least not opposed to its best interests; and

                  (3) In the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

         (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (d) A corporation may not indemnify a director under this section:

                  (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                  (2) In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by him or her.

         (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         Section 10-2B-8.52. Mandatory indemnification.

         A corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in such proceeding, here he or she was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.

         Section 10-2B-8.55. Determination and authorization of indemnification.

         (a) A corporation may not indemnify a director under Section 10-2B-8.51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 10-2B-8.51.

         (b) The determination shall be made:

                  (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                  (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                  (3) By special legal counsel;

                           (i) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

                           (ii) If a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

                  (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares that are entitled to vote on the transaction by virtue of not being owned by or under the control of such directors constitutes a quorum for the purpose of taking action under this section.

         (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

         Section 10-2B-8.56. Indemnification of officers, employees, and agents.

         (a) An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 10-2B-8.52, and is entitled to apply for court-ordered indemnification under Section 10-2B-8.54, in each case to the same extent as a director.

         (b) A corporation may indemnify and may advance expenses under Division E of this article to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director.

                                       (b)

         The Company's by-laws contain provisions for indemnification of directors and officers of the company as follows:

                                  ARTICLE VIII

                       INDEMNIFICATION AND RELATED MATTERS

         Each person who is or was a director or officer of the Corporation and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation as a matter of right against any and all expenses (including attorneys' fees) actually and reasonably incurred by him and against any and all claims, judgments , fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person. Expenses (including attorneys' fees) incurred by a director or officer of the Corporation with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such claim, action suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if and to the extent it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized under this Article or applicable law; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Corporation.

         The Corporation shall make such reports to its Stockholders regarding indemnification or advancement of expenses as may be required by law. The Corporation may purchase and maintain insurance at the expense of the Corporation on behalf of any person who is or was a director, officer, employee or agent of the Corporation or any person who is or was serving at the request of the Corporation as a director (or the equivalent), officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense (including attorneys' fees) asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability or expense under this Section or otherwise.

         The foregoing rights shall not be exclusive of any other rights to which such director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring any such expenses and liabilities.

         If any word, clause or provision of the Bylaws or any indemnification made under Article VIII hereof shall for any reason be determined to be invalid, the provisions of the Bylaws shall not otherwise be affected thereby but shall remain in full force and effect.

                                       (c)

         The Plan provides that members of the Committee will not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and will be fully protected by the Company in respect to any such action, determination or interpretation.

                                       (d)

         The Registrant has entered into indemnification agreements with directors and certain officers of the Registrant which provide certain contractual rights to indemnification in addition to the indemnification provisions of Alabama law and the Registrant's by-laws.

ITEM 7: EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8: EXHIBITS.

         The exhibits to the Registration Statement are listed in the Exhibit Index elsewhere herein.

ITEM 9: UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling persons of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                  [remainder of page intentionally left blank]

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mobile, State of Alabama, on March 10, 2003.

                                           ENERGYSOUTH, INC.

                                           REGISTRANT

                                           By:  /s/ Charles P. Huffman
                                              ---------------------------------
                                                    Charles P.  Huffman
                                                    Senior Vice President and
                                                    Chief Financial Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Davis, Charles P. Huffman and G. Edgar Downing, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:


             Signature                                         Title                                Date
/s/ John S. Davis                                    Director, President and Chief              March 10, 2003
------------------------------------                 Executive Officer (Principal
    John S. Davis                                    Executive Officer)


/s/ Charles P. Huffman                               Senior Vice President and Chief            March 10, 2003
------------------------------------                 Financial Officer (Principal
    Charles P. Huffman                               Financial and Accounting Officer)


/s/ John C. Hope                                     Director, Chairman                         March 10, 2003
------------------------------------
  John C. Hope


/s/ Walter L. Hovell                                 Director                                   March 10, 2003
------------------------------------

  Walter L. Hovell


/s/ Gaylord C. Lyon                                  Director                                   March 10, 2003
------------------------------------
  Gaylord C. Lyon


/s/ G. Montgomery Mitchell                           Director                                   March 10, 2003
------------------------------------
  G. Montgomery Mitchell

/s/ S. Felton Mitchell, Jr.                          Director                                      March 10, 2003
------------------------------------
  S. Felton Mitchell, Jr.


/s/ E. B. Peebles, Jr.                               Director                                      March 10, 2003
------------------------------------
  E. B. Peebles, Jr.


/s/ Thomas B. Van Antwerp                            Director                                      March 10, 2003
------------------------------------
  Thomas B. Van Antwerp


/s/ Judy A. Marston                                  Director                                      March 10, 2003
------------------------------------
  Judy A. Marston


/s/ Walter A. Bell                                   Director                                      March 10, 2003
------------------------------------
  Walter A. Bell


/s/ Harris V. Morrissette                            Director                                      March 10, 2003
------------------------------------
  Harris V. Morrissette


/s/ Robert H. Rouse                                  Director                                      March 10, 2003
------------------------------------
  Robert H. Rouse

                                  EXHIBIT INDEX


Exhibit No.                              Description
5                 Opinion of Armbrecht Jackson LLP with respect to legality of securities registered

23.1              Consent of Armbrecht Jackson LLP (included in Exhibit 5)

23.2              Independent Auditors' Consent.

24 Power of Attorney (included with signature page in Part II of this registration statement)

99.1 2003 Stock Option Plan of EnergySouth, Inc. (incorporated by reference to Appendix A to Registrant's definitive proxy statement dated December 23, 2002).